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                                                                    EXHIBIT 99.1

                                                         Contact: Ely Callaway
                                                                  Larry Dorman
                                                                  Krista Mallory
                                                                  (760) 931-1771


                         CALLAWAY GOLF COMPANY ANNOUNCES
                PLANS TO REPURCHASE UP TO $100 MILLION IN STOCK;
                         DECLARES FIRST QUARTER DIVIDEND

Carlsbad, Calif./May 3, 2000/Callaway Golf Company (NYSE: ELY) announced today that its Board of Directors authorized the Company to repurchase the Common Stock of the Company in open market or in private transactions, subject to the Company's assessment of market conditions and buying opportunities from time to time, up to a maximum cost to the Company of $100 million.

The Company could begin the repurchase program immediately and expects to complete it by December 31, 2000, unless market conditions change significantly or the program is terminated sooner by the Board of Directors.

Callaway Golf Company also announced today that its Board of Directors has approved a dividend with respect to the first quarter of 2000 of $.07 per share, payable June 6, 2000 to shareholders of record as of May 16, 2000.

Callaway Golf Company makes and sells Big Bertha(R) metal woods and irons, including Great Big Bertha(R) Hawk Eye(R) Titanium Metal Woods, Big Bertha(R) Steelhead Plus(TM) Stainless Steel Metal Woods, Great Big Bertha(R) Hawk Eye(R) Tungsten Injected(TM) Titanium Irons, Big Bertha(R) Steelhead(TM) X-14(TM) Stainless Steel Irons, Odyssey(R) Dual Force(R) and TriForce(TM) Putters with Stronomic(R) inserts, Odyssey(R) White Hot(R) Putters, and Callaway Golf(R) and Bobby Jones(R) Putters. Callaway Golf Ball Company makes and sells Callaway Golf Rule 35(TM) Firmfeel(TM) and Softfeel(TM) golf balls.


         For more information about Callaway Golf Company, please visit our website at www.callawaygolf.com.


      For more information about Odyssey Golf, please visit our website at
                              www.odysseygolf.com.


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